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                                                                   EXHIBIT 99.1

APRIL 24, 2003          COMPANY PRESS RELEASE          FLOWERS FOODS (NYSE: FLO)

                        FLOWERS FOODS COMPLETES SALE OF
            MRS. SMITH'S DESSERT BUSINESS TO THE SCHWAN FOOD COMPANY

THOMASVILLE, GA--Flowers Foods (NYSE: FLO) today announced the completion of the sale of Mrs. Smith's frozen dessert business to The Schwan Food Company. The transaction was structured as a sale of assets for cash and was valued at approximately $240 million.

         As announced in Flowers Foods' January 30, 2003 news release, the sale of Mrs. Smith's is part of the company's ongoing effort to enhance financial performance and shareholder value. Flowers Foods will continue to operate its fresh bread and roll business as well as the snack cake and frozen bread and roll businesses.

         Commenting on the transaction, Flowers Foods' Chairman of the Board and Chief Executive Officer Amos R. McMullian said, "The sale of Mrs. Smith's desserts allows us to reduce debt and focus on growing our remaining businesses, which are achieving record levels of performance."

         Schwan President and Chief Executive Officer M. Lenny Pippin commented, "Adding the renowned brands and fine products of Mrs. Smith's to our dessert portfolio strengthens our position as one of America's leading frozen-food companies. It's a powerful strategic fit that will substantially help us achieve our goal of doubling Schwan's sales in the next five years. We welcome Mrs. Smith's people, facilities and products as they join our company."

About The Schwan Food Company
The Schwan Food Company, a privately held corporation headquartered in Marshall, Minn., manufactures and distributes fine frozen foods through home delivery, retail grocery, and foodservice channels. Schwan operates production and distribution facilities across the continental United States and Europe. For more information about Schwan, visit www.schwansinc.com.

About Flowers Foods
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 33 bakeries that produce a wide range of bakery products that are marketed through the Sun Belt states via an extensive direct-


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store-delivery network and nationwide through other delivery systems. Among the company's top brands are Nature's Own, Cobblestone Mill, BlueBird, Mrs. Freshley's, and European Bakers. For more information on the company, visit www.flowersfoods.com.

Flowers Foods First Quarter Earnings
Flowers Foods will announce first quarter 2003 earnings on May 15, 2003. Following the release, the company will host a conference call at 8:30 a.m. To listen to the call, individuals should visit the investor relations center of the company's Web site: www.flowersfoods.com.

CONTACT: Marta Jones Turner, VP Communications/Investor Relations, Flowers Foods, 229/227-2348


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